UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
October 28, 2011
American Superconductor Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-19672	04-2959321

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 Jackson Road Devens, Massachusetts	01434

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 842-3000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On October 28, 2011, American Superconductor Corporation, a Delaware corporation (the “Company”), The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland (“The Switch”), and the shareholders of The Switch (the “Sellers”), entered into a Termination Agreement (the “Termination Agreement”), pursuant to which the Company and the Sellers mutually agreed to terminate the Share Purchase Agreement dated March 12, 2011 and amended on June 29, 2011 (the “Purchase Agreement”), and the Amended and Restated Stockholders Agreement dated June 29, 2011 (the “Stockholders Agreement”).
Pursuant to the Purchase Agreement, the Company had agreed, upon the satisfaction or waiver of the conditions in the Purchase Agreement, to acquire all of the outstanding shares of The Switch for an aggregate purchase price of (i) €190.0 million, which was to be paid as follows: (1) €14.25 million in cash in the form of an advance payment (the “Advance Payment”), which was paid by the Company on June 29, 2011, (2) €118.75 million in cash at the closing and (3) the issuance at the closing of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), with a value of €57.0 million based on the average closing price of the Common Stock during the 20 trading days preceding the second business day prior to the closing and the USD/EUR exchange rate on the second business day prior to the closing, and (ii) in the event closing occurred after September 1, 2011, interest at an annual rate of 4% on €118.75 million, accruing from September 1, 2011 until the closing date (inclusive), payable in cash at the closing. In the event that the total number of shares of Common Stock issuable to the Shareholders would have exceeded 19.9% of the total number of shares of Common Stock outstanding prior to such issuance, in lieu of the issuance of such excess shares, the Company had agreed to pay additional cash at the closing to the Minor Sellers (as defined in the Purchase Agreement) and issue to the remaining shareholders unsecured promissory notes for such excess amount, which notes would have been payable on the first business day after the first anniversary of the closing date.
Pursuant to the Termination Agreement, the Company and the Sellers agreed, among other things, that (i) the Purchase Agreement and the Stockholders Agreement are terminated with immediate effect, except for Section 10 (Confidentiality) of the Purchase Agreement, (ii) the Company and the Sellers have no further rights or obligations, other than as provided for in the Termination Agreement, towards each other under or in relation to the Purchase Agreement or the Stockholders Agreement, and (iii) the Sellers are entitled to retain the Advance Payment as a termination fee, which the Company will record as an expense during the three months ended September 30, 2011.
A description of the terms of the Purchase Agreement was included in Item 1.01 of the Current Report on Form 8-K filed by the Company on June 30, 2011 and to the extent required by Item 1.02 of Form 8-K, the description of the Purchase Agreement is incorporated by reference in this Item 1.02 pursuant to General Instruction B.3 of Form 8-K.
The foregoing description of the Termination Agreement does not purport to be complete and is qualified in its entirety by reference to the Termination Agreement, a copy of which is attached as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
10.1 Termination Agreement dated as of October 28, 2011 by and between the Shareholders of The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland (“The Switch”), the Registrant and The Switch.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION
Date: October 31, 2011	By:	/s/ David A. Henry
David A. Henry
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Termination Agreement dated as of October 28, 2011 by and between the Shareholders of The Switch Engineering Oy, a limited liability company incorporated and existing under the laws of Finland (“The Switch”), the Registrant and The Switch.

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